As filed with the Securities and Exchange Commission on May 28, 2004

Registration No. 333-____

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ALLIED CAPITAL CORPORATION

(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation or organization)		52-1081052 (I.R.S. Employer Identification No.)
1919 Pennsylvania Avenue, N.W. Washington, D.C. 20006 (202) 331-1112 (Address and telephone number of registrant’s principal executive offices)

ALLIED CAPITAL CORPORATION

AMENDED STOCK OPTION PLAN
(Full title of the plan)

William L. Walton
Chairman and Chief Executive Officer
Allied Capital Corporation
1919 Pennsylvania Avenue, N.W.
Washington, D.C. 20006
(202) 331-1112
(Name, address and telephone number of
agent for service)	Copy to: Cynthia M. Krus, Esq. Sutherland Asbill & Brennan LLP 1275 Pennsylvania Ave., N.W. Washington, D.C. 20004 (202) 383-0100

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum
Title of	Amount	Offering	Aggregate	Amount of
Securities to	to be	Price Per	Offering	Registration
be Registered	Registered (1)	Share	Price	Fee
Common Stock, par value $.0001 per share	9,000,000 (2)	$25.48 (3)	$229,320,000	$29,055

(1) Pursuant to Rule 416, this registration statement also covers such additional shares of our common stock as may be issued by reason of stock splits, stock dividends or similar transactions.

(2) 6,250,000 shares were originally registered on Form S-8 (File No. 333-45525) filed with the Securities and Exchange Commission on February 3, 1998; 6,100,000 additional shares were registered on Form S-8 (File No. 333-13584) filed with the Securities and Exchange Commission on March 28, 2001; 13,600,000 additional shares were registered on Form S-8 (File No. 333-101849) filed with the Securities and Exchange Commission on December 13, 2002; and 9,000,000 additional shares are being registered herewith.

(3) Estimated solely for purposes of calculating the amount of the registration fee pursuant to Rules 457(c) and 457(h)(1) under the Securities Act of 1933, based upon the average of the high and low prices of our common stock as reported on the New York Stock Exchange on May 24, 2004.

EXPLANATORY NOTE

     As permitted by General Instruction E to Form S-8 regarding the registration of additional securities of the same class as other securities for which a registration statement filed on Form S-8 relating to an employee benefit plan is effective, the contents of the following are incorporated herein by reference:

     1. Registration Statement on Form S-8 filed with the Securities and Exchange Commission on December 13, 2002 (File No. 333-101849) with respect to the Allied Capital Corporation Amended Stock Option Plan;

     2. Registration Statement on Form S-8 filed with the Securities and Exchange Commission on March 28, 2001 (File No. 333-13584) with respect to the Allied Capital Corporation Amended Stock Option Plan; and

     3. Registration Statement on Form S-8 filed with the Securities and Exchange Commission on February 3, 1998 (File No. 333-45525) with respect to the Allied Capital Corporation Stock Option Plan.

     Pursuant to the Allied Capital Corporation Amended Stock Option Plan, we are authorized to issue options to purchase a total of 34,950,000 shares of our common stock. This registration statement relates to a total of 9,000,000 shares of common stock. A total of 6,250,000 shares of common stock were originally registered on Form S-8 (File No. 333-45525) filed with the Securities and Exchange Commission on February 3, 1998, 6,100,000 additional shares of common stock were registered on Form S-8 (File No. 333-13584) filed with the Securities and Exchange Commission on March 28, 2001 and 13,600,000 additional shares of common stock were registered on Form S-8 (File No. 333-101849) filed with the Securities and Exchange Commission on December 13, 2002.

INFORMATION REGARDING FINANCIAL STATEMENTS INCORPORATED BY REFERENCE INTO
THIS REGISTRATION STATEMENT

     Section 11(a) of the Securities Act of 1933 provides that if any part of a registration statement at the time it becomes effective contains an untrue statement of a material fact or an omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, any person acquiring a security pursuant to the registration statement (unless it is proved that at the time of the acquisition the person knew of the untruth or omission) may sue, among others, every accountant who has consented to be named as having prepared or certified any part of the registration statement or as having prepared or certified any report or valuation which is used in connection with the registration statement with respect to the statement in the registration statement, report or valuation which purports to have been prepared or certified by the accountant.

     Our consolidated financial statements as of December 31, 2001, and for the year ended December 31, 2001, incorporated by reference into this registration statement, were audited by our former independent auditor, Arthur Andersen LLP. However, we have not been able to

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obtain, after reasonable efforts, the written consent of Arthur Andersen LLP with respect to the inclusion of such consolidated financial statements in this registration statement.

     Under these circumstances, Rule 437a under the Securities Act of 1933 permits us to file this registration statement without a written consent from Arthur Andersen LLP. Accordingly, Arthur Andersen LLP will not be liable under Section 11(a) of the Securities Act because it has not consented to being named as an expert in the registration statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     The documents containing the information specified in Part I of Form S-8 will be sent or given to the participants in The Allied Capital Corporation Amended Stock Option Plan as specified by Rule 428(b)(1) under the Securities Act of 1933. Such documents are not being filed with the SEC in accordance with the requirements of Part I of Form S-8, but constitute (along with the documents incorporated by reference into this registration statement pursuant to Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference.

     We hereby incorporate, or will be deemed to have incorporated, herein by reference the following documents:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2003;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2004; and

•	The description of our common stock contained in our registration statement on Form 8-A filed with the SEC on June 1, 2001.

     Each document filed subsequent to the date of this registration statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated in this registration statement by reference and to be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

Item 4. Description of Securities.

     Not Applicable.

Item 5. Interests of Named Experts and Counsel.

     Not Applicable.

Item 6. Indemnification of Directors and Officers.

     Section 2-418 of the Maryland General Corporation Law provides that a Maryland corporation may indemnify any director of the corporation and any person who, while a director of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, other enterprise or employee benefit plan, made a party to any proceeding by reason of service in that capacity unless it is established that the act or omission of the director was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; or the director actually received an improper personal benefit in money, property or services; or, in the case of any criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful. Indemnification

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may be made against judgments, penalties, fines, settlements, and reasonable expenses actually incurred by the director in connection with the proceeding, but if the proceeding was one by or in the right of the corporation, indemnification may not be made in respect of any proceeding in which the director shall have been adjudged to be liable to the corporation. Such indemnification may not be made unless authorized for a specific proceeding after a determination has been made, in the manner prescribed by the law, that indemnification is permissible in the circumstances because the director has met the applicable standard of conduct. On the other hand, the director must be indemnified for expenses if he or she has been successful in the defense of the proceeding or as otherwise ordered by a court. The law also prescribes the circumstances under which the corporation may advance expenses to, or obtain insurance or similar cover for, directors.

     The law also provides for comparable indemnification for corporate officers and agents.

     The Restated Articles of Incorporation of Allied Capital Corporation provide that its directors and officers shall, and its agents in the discretion of the board of directors may be indemnified to the fullest extent permitted from time to time by the laws of Maryland (with such power to indemnify officers and directors limited to the scope provided for in Section 2-418 as currently in force), provided, however, that such indemnification is limited by the Investment Company Act of 1940 or by any valid rule, regulation or order of the Securities and Exchange Commission thereunder. Allied Capital Corporation’s bylaws, however, provide that Allied Capital Corporation may not indemnify any director or officer against liability to Allied Capital Corporation or its security holders to which he or she might otherwise be subject by reason of such person’s willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office unless a determination is made by final decision of a court, by vote of a majority of a quorum of directors who are disinterested, non-party directors or by independent legal counsel that the liability for which indemnification is sought did not arise out of such disabling conduct.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Allied Capital Corporation pursuant to the provisions described above, or otherwise, Allied Capital Corporation has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Allied Capital Corporation of expenses incurred or paid by a director, officer or controlling person in the successful defense of an action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, Allied Capital Corporation will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of the court of the issue.

     Allied Capital Corporation carries liability insurance for the benefit of its directors and officers on a claims-made basis of up to $50,000,000, subject to a $1,000,000 retention and the other terms thereof. Allied Capital Corporation also maintains an additional $10 million of insurance coverage for the benefit of its directors and officers.

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     In February 2004, Allied Capital Corporation entered into indemnification agreements with its directors and 12 senior officers. The indemnification agreements attempt to provide these directors and senior officers the maximum indemnification permitted under Maryland law and the Investment Company Act of 1940. Each indemnification agreement provides that Allied Capital Corporation shall indemnify the director or senior officer who is a party to the agreement (an “Indemnitee”) if, by reason of his or her corporate status, the Indemnitee is, or is threatened to be, made a party to or a witness in any threatened, pending, or completed proceeding, other than a proceeding by or in the right of Allied Capital Corporation.

     At present, these is no pending litigation or proceeding involving an Indemnitee where indemnification would be required or permitted under the indemnification agreement.

Item 7. Exemption from Registration Claimed.

     Not Applicable.

Item 8. Exhibits.

Exhibit Number	Description of Exhibit
4.1	Allied Capital Corporation Amended Stock Option Plan (incorporated by reference to Exhibit B of Schedule 14A of Allied Capital Corporation filed with the SEC on March 30, 2004)

5.1	Opinion of Sutherland Asbill & Brennan LLP

15.1	Letter regarding Unaudited Financial Information

23.1	Consent of KPMG LLP

23.2	Consent of Sutherland Asbill & Brennan LLP (contained in the opinion in Exhibit 5.1)

24.1	Power of Attorney (included in the signature page)

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Item 9. Undertakings.

     (a) The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) that are incorporated by reference in the registration statement.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Washington, D.C., on this 27th day of May, 2004.

ALLIED CAPITAL CORPORATION
By:	/s/ William L. Walton
	Name:	William L. Walton
	Title:	Chairman, Chief Executive Officer and President

POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William L. Walton and Joan M. Sweeney as his/her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him/her and in his/her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing required and necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his/her substitute or substitutes, could lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ William L. Walton William L. Walton	Chairman, Chief Executive Officer and President (Principal Executive Officer)	May 27, 2004
/s/ Penni F. Roll Penni F. Roll	Chief Financial Officer (Principal Financial and Accounting Officer)	May 27, 2004
/s/ Brooks H. Browne Brooks H. Browne	Director	May 27, 2004

Signature	Title	Date
/s/ John D. Firestone John D. Firestone	Director	May 27, 2004
/s/ Anthony T. Garcia Anthony T. Garcia	Director	May 27, 2004
/s/ Lawrence I. Herbert Lawrence I. Herbert	Director	May 27, 2004
/s/ John I. Leahy John I. Leahy	Director	May 27, 2004
/s/ Robert E. Long Robert E. Long	Director	May 27, 2004
/s/ Ann Torre Grant Ann Torre Grant	Director	May 27, 2004
/s/ Guy T. Steuart III Guy T. Steuart III	Director	May 27, 2004
/s/ Alex J. Pollock Alex J. Pollock	Director	May 27, 2004
/s/ Laura W. van Roijen Laura W. van Roijen	Director	May 27, 2004
/s/ Joan M. Sweeney Joan M. Sweeney	Director	May 27, 2004

EXHIBIT INDEX

Exhibit No.	Description
5.1	Opinion of Sutherland Asbill & Brennan LLP

15.1	Letter regarding Unaudited Interim Financial Information

23.1	Consent of KPMG LLP

23.2	Consent of Sutherland Asbill & Brennan LLP (contained in the opinion in Exhibit 5.1)

24.1	Power of Attorney (included in the signature page)